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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dura Pharmaceuticals, Inc. on Form S-4 of our report dated January 24, 2000 (March 20, 2000 as to the merger agreement with Spiros Development Corporation II, Inc. described in Note 6), appearing in the Annual Report on Form 10-K of Dura Pharmaceuticals, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in such proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP


San Diego, California
April 19, 2000